Company Contact:	Investor Contact:
Kirk Patterson	Beverly Twing
Senior Vice President and CFO	Shelton Investor Relations
Entorian Technologies Inc.	For Entorian Technologies Inc.
(512) 334-0111	(972) 239-5119 x 126

Entorian Technologies Announces Reverse Stock Split

AUSTIN, TX – October 5, 2009 – Entorian Technologies Inc. (NASDAQ: ENTN), a leader in rugged, mission-critical mobile and server computing solutions for use in harsh, demanding environments, today announced that its Board of Directors and majority stockholders have approved implementation of a 1-for-12 reverse split of the company’s outstanding shares of common stock. As a result of the split, each 12 shares of common stock will be combined into one share of common stock.

The objective of the reverse stock split is to regain compliance with NASDAQ’s $1 minimum bid rule. Subject to NASDAQ’s requirements, the company has until November 4, 2009, to regain compliance and currently continues to trade on NASDAQ. The reverse stock split will become effective on October 29, 2009. The total number of shares of common stock outstanding (excluding treasury shares) will be reduced from approximately 47 million shares to approximately 4 million shares. The number of common shares related to the company’s convertible notes and stock options will automatically be proportionately adjusted to reflect the reverse split.

Fractional shares of stock will not be issued as a result of the reverse split. Stockholders who would otherwise receive a fractional share of Entorian Technologies common stock will be entitled to receive an equivalent amount of cash in lieu of fractional shares.

About Entorian Technologies

Entorian Technologies Inc. (NASDAQ: ENTN) is a leader in rugged, mission-critical mobile and server computing solutions for use in harsh, demanding environments through its subsidiary, Augmentix Corporation. Its Augmentix-produced servers and mobile products combine best]in]class technologies and standardized components from industry leader Dell, with proven ruggedization methods from Augmentix. These rugged systems are environmentally robust and technologically advanced.